Exhibit 99.1

PRESS RELEASE
Investor Contact:                            Media Contact:
John N. Hatsopoulos                             Barry J. Sanders
EuroSite Power Inc.                            EuroSite Power Inc.
+1 781.622.1120                             +1 781.522.6010
john.hatsopoulos@eurositepower.co.uk                     barry.sanders@eurositepower.co.uk

EuroSite Power Announces Aggregate Offerings of $2.3 Million of
Common Stock and Warrants

WALTHAM, Mass. - November 21, 2012 - EuroSite Power Inc., (OTCQB: EUSP) an On-Site Utility, offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and leisure centers in the United Kingdom (UK) and Europe, today announced that it has entered into definitive agreements to sell an aggregate of 2,250,000 shares of its common stock and warrants to purchase an aggregate of 2,250,000 shares of its common stock to accredited investors in a registered direct offering and a private placement. The warrants will be exercisable at an exercise price of $1.00 per share and will expire on November 21, 2013. The offerings are expected to result in net proceeds of approximately $2.1 million after deducting placement agency fees and estimated offering expenses.

EuroSite Power intends to use the net proceeds of the offerings for working capital purposes in connection with the development and installation of new energy systems such as cogeneration systems and chillers. The net proceeds will also be used for general corporate purposes, which may include, among other things, potential acquisitions of companies, products and technologies that complement our business, although we have no present commitments or agreements with respect to any such transactions.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The securities to be offered in the private placement have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About EuroSite Power
EuroSite Power Inc. is a subsidiary of American DG Energy Inc. (NYSE MKT: ADGE). Both companies supply low-cost energy to their customers through distributed power generating systems. The Company is committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by conventional energy suppliers - without any capital or start-up costs to the energy user - through its On-Site Utility energy solutions. EuroSite Power is based in Ealing, West London. More information can be found at www.eurositepower.co.uk.

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FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts contained in this press release are forward-looking statements. For example, we are using forward-looking statements when we discuss the expected closings of the offerings and the use of net proceeds of the offerings. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.